Exhibit 99.1

NEWS RELEASE

Time Inc. Announces Pricing of Offering of 7.50% Senior Notes Due 2025

NEW YORK, N.Y.—October 4, 2017—Time Inc. (NYSE:TIME) today announced the pricing of a private offering of $300 million aggregate principal amount of its 7.50% senior notes due 2025 (the “Notes”). The Notes will be the senior unsecured obligations of Time Inc. and will be guaranteed on a senior unsecured basis by certain of Time Inc.’s existing and future domestic subsidiaries. The offering of the Notes is expected to close on October 11, 2017, subject to customary closing conditions.

Time Inc. intends to use the net proceeds from the offering of Notes, together with cash on hand, (i) to repay approximately $200 million of the outstanding borrowings under its senior secured term loan facility (the “Term Loan”), (ii) to repurchase approximately $50 million aggregate principal amount of its outstanding 5.75% Senior Notes due 2022 (the “Existing Notes”) in a privately negotiated repurchase, (iii) to reduce by an aggregate principal amount of approximately $50 million, on or prior to December 31, 2017 and in one or more transactions, the outstanding principal amount of, at its option, either the Term Loan or the Existing Notes, or a combination of both, and (iv) to pay fees and expenses of this offering and the other transactions described above.

The Notes have been offered and sold only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act.  The Notes are not registered under the Securities Act or state securities laws and have not been offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.  This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the Notes have been made only by means of a private offering circular.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Inc.’s businesses. More detailed information about these factors may be found in filings by Time Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contacts:

Jaison Blair	(212) 522-5952
Tanya Levy-Odom	(212) 522-9225